EMPLOYMENT AND NONCOMPETITION AGREEMENT

This Employment and Noncompetition Agreement (the "Agreement") is entered into as of November 15th, 2019 by and between U.S. XPRESS, INC., a Nevada corporation (the “Company”) and Joel Gard an individual (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

Section 1.1.  Employment Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with Company and its subsidiary, Haulynx Technologies, Inc., a Nevada corporation (“Haulynx”)1, upon the terms set forth in this Agreement.  Employee shall initially be employed by Company during the period of time during which Company is establishing the Haulynx operations and thereafter Employee shall be employed by and serve as the President of Haulynx. During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of his working time, attention, skill, and reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company and Haulynx.  Employee shall report directly to Eric Fuller, Chief Executive Officer of U.S. Xpress Enterprises, Inc., sole shareholder of Company (“Enterprises”), or his successor.  Employee shall have such duties, authority, and responsibility as shall be determined from time to time by the Chief Executive Officer.  In the event Employee is promoted during the term of this Agreement, the Agreement shall remain in effect.  In the event Employee is demoted during the term of this Agreement, the parties shall in good faith negotiate any needed changes to the Agreement.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and polices of the Company and of Haulynx and any changes therein which may be adopted from time to time by the Company and/or by Haulynx of which Employee has received notice.

Section 1.2.  Term.  This Agreement shall be effective on December 9th, 2019 (the “Effective Date”) and shall continue until the fifth anniversary thereof (the “Original Term”), unless earlier terminated as provided in Article III hereof, provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 90 days prior to the applicable Renewal Date.   The duration of this Agreement is referred to herein as the “Employment Term”.

1 The name Haulynx Technologies, Inc. may change prior to or during Employee’s employment.

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ARTICLE II

COMPENSATION

Section 2.1.Base Salary.  Subject to Section 3.2 hereof, the Company or Haulynx shall pay the Employee  bi-weekly salary of $10,307.69 ($268,000 annualized) for the Employment Term, subject to increases at the discretion of the Company (the “Base Salary”).  Such Base Salary shall be paid at such times and in such increments as are consistent with the Company’s regular payroll practices for other comparable full-time employees of Haulynx.

Section 2.2. Benefits and Perquisites.

(a)General Benefits. Subject to the terms of the applicable benefit plan documents, during the Term of this Agreement, Haulynx shall provide the Employee with such health and welfare plans, retirement savings plan, and other benefits as are generally provided by the Company to other similarly situated executives of the Company.  including, but not limited to, all benefits available under Enterprises’ Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted by Enterprises from time to time.
(b)Executive Benefits.Haulynx shall reimburse the Employee for the cost for such major medical, dental and vision plans as elected by the Employee under Enterprises’ Section 125 Plan, shall provide to Employee a car allowance in the amount of $300 biweekly, and shall pay the cost of executive disability insurance on behalf of the Employee.  All of the benefits described herein shall be taxed as required by IRS regulations.

Section 2.3.Bonus Plan.

(a)Short Term Incentive Plan.Employee shall be eligible to participate in the U.S. Xpress Annual Short Term Incentive Plan, or such other incentive plan as may be adopted from time to time, at the Executive Level or, alternatively, as may be adopted specifically for employees of Haulynx.  Subject to the approval of the Compensation Committee of the Board of Directors of Enterprises (the “Compensation Committee”), the target cash bonus applicable to Employee shall be 40% of Employee’s Base earnings for plan year 2019, subject to the Company meeting defined goals as outlined in the Short Term Incentive Plan.  Any payout under such Short Term Incentive Plan shall be made in the first quarter of 2020 for Company performance in 2019.
(b)Sign On Bonus. In addition Employee shall receive cash sign-on bonus in the amount of $227,500, payable during the first pay period of his employment.  In the event Employee voluntarily terminates his employment or is terminated by the Company under Section 3.1(b) hereof within the first year of employment, Employee agrees to repay the sign-on bonus in full within 90 days of such termination.

Section 2.4.Equity Compensation.

(a)Omnibus Plan.The Employee shall be eligible to participate in the U.S. Xpress Enterprises, Inc. 2018 Omnibus Incentive Plan, at such times and in such amounts as are approved by the Compensation Committee.  For 2019, Employee shall be eligible to receive Restricted Stock Units in an amount equal to forty percent (40%) of Employee’s Base Salary as

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prorated for such portion of the year in which Employee performed services for the Company or Haulynx.
(b)Performance Equity. As of the Effective Date of this Agreement, the Employee shall be granted an award of 100,000 Restricted Stock Units, which units shall vest upon achievement of predefined performance milestones to be determined by the Company and Haulynx and agreed to by Employee and set forth in a separate Restricted Stock Unit Award Agreement.  The milestones will be finalized during the first 90 days of employment.
(c)Sign-on Equity. As of the Effective Date of this Agreement, Employee shall be granted an award of 10,000 Restricted Stock Units, all of which shall vest immediately upon Employee’s first day of employment with Haulynx.

Section 2.5.Vacation; Paid Time-Off. During the Employment Term, the Employee will be entitled to take such paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Employee shall receive other paid time-off in accordance with the Company's policies for executives, as such policies may exist from time to time. The Employee shall receive unlimited paid time off, subject to the approval of the Chief Executive Officer.

Section 2.6.Deductions. Haulynx may withhold from any salary or benefits payable or otherwise conferred by this Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city or other laws or regulations.

Section 2.7.Relocation Expenses.  In the event that the Employee relocates at the request of Haulynx, Haulynx shall pay, or reimburse the Employee for, the reasonable relocation expenses incurred by the Employee in accordance with the terms of the Company’s relocation policy.

Section  2.8.Reimbursement of Expenses.Haulynx shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him during the Employment Term in connection with the performance of duties under this Agreement, in accordance with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

Section 2.9.Indemnification.  Regarding Employee’s status as an officer, director, employee and/or representative of the Company or its affiliates, including Haulynx, the Company shall provide Employee with the same indemnification and expense advancement rights provided to all officers.

Section 2.10.SEC Filings and Clawback Provisions.

(a)Consent to Filings.  Employee acknowledges that the terms of his employment may result in him being a Named Executive Officer of the Company’s publicly-traded parent, U.S. Xpress Enterprises, Inc., for purposes of filings with the Securities and Exchange Commission and/or the New York Stock Exchange.  In such event, Employee acknowledges that Enterprises may be required or elect to file with the SEC certain terms of his employment, including but not limited to, the terms of this Agreement, the amount of his salary, bonus and

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equity awards which he may receive, his title and any changes thereto, and his termination or separation from employment and the terms thereof.  Employee hereby consents to such disclosures.  Employee further agrees to cooperate with Enterprises in notifying Enterprises of any purchases or sales of stock in Enterprises and the filing of any necessary disclosures.
(b)Clawback.Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Employee pursuant to this Agreement or any other agreement or arrangement with Haulynx, the Company, or Enterpriseswhich is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by Enterprises pursuant to any such law, government regulation or stock exchange listing requirement).

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1.Employment Termination.

(a)Death or Disability.  In the event the Employee dies or becomes disabled during the Term, his employment hereunder shall automatically terminate.  For the purpose of this Agreement, “disability” or “disabled” shall mean a good faith determination of a medical doctor selected by the Company and the Employee that the Employee is unable to perform his duties under this Agreement due to physical or mental illness or disease or for other causes beyond the Employee’s control and such period of inability continues for sixty (60) consecutive days or ninety (90) days in any twelve (12) month period.

(b)By the Company for Cause.  The Company or Haulynx may terminate the Employee’s employment hereunder at any time for “Cause”.  For purposes of this Agreement, "Cause" shall mean:
i.	the Employee's willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company, Haulynx, or their affiliates;
ii.	The Employee’s falsification of the accounts, embezzlement of funds or other assets, or other similar fraud, whether or not related to the Executive's employment with Haulynx;
iii.	Any material breach of this Agreement (it being expressly understood that any violation of the covenants or obligations contained in Articles IV and V hereof shall be deemed a material breach hereof) which, if capable of cure, is not cured within ten (10) days of receipt by the Employee of written notice of such breach;

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iv.	Conviction of, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a materially adverse effect on the Employee’s ability to carry out his/her duties under this Agreement or on the reputation or business activities of Haulynx, the Company, or their affiliates;
v.	The Employee’s willful breach of a fiduciary duty owed to Haulynx, the Company, Enterprises, its shareholders, or any of the affiliates of those companies involving duty of care, duty of loyalty, corporate opportunity, or similar doctrines as determined in good faith by the Chief Executive Officer in conjunction with advice of counsel and after Employee has a material opportunity to be heard on the claimed breach;
vi.	The Employee's willful unauthorized disclosure of Confidential Information (as defined in Article V hereof); and
vii.	Any willful public disparagement of the Company, its affiliates, or their officers or directors.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Haulynx or the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(c)At the Election of the Company without Cause.  Haulynx may terminate the Employee’s employment hereunder without Cause at any time upon ten (10) days prior written notice to the Employee.  At its election, Haulynx may continue the Employee’s Base Salary for a period of ten (10) days following termination of his employment in lieu of such notice.

(d)As the Result of Injunction or Other Legal Process.  In the event Employee or Company or Haulynx receives an injunction or other legal process from a court of competent jurisdiction that enjoins or otherwise precludes Employee from being employed by Haulynx, or its affiliates or otherwise performing the services for Haulynx, or its affiliates for which he was hired, Haulynx may terminate Employee’s employment hereunder and such termination will not be treated as either for Cause or Without Cause.
(e)At the Election of the Employee for Good Reason.  The Employee may terminate the Employee’s employment hereunder for Good Reason at any time upon ten (10) days prior written notice to the Company.  Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of circumstances providing grounds for termination for Good Reason and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances.  For purposes of this Agreement, "Good Reason" shall mean:

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i.	a material reduction in Employee’s authority, duties, responsibilities, or base or equity compensation without the consent of Employee;
ii.	Company’s failure to provide the necessary financial support to achieve the objectives for which Employee has been tasked at Haulynx;
iii.	Company’s violation of any material provision of this Agreement; provided that Company must be provided with at least 30 days during which it may remedy the condition.

Section 3.2.Effect of Termination.

(a)Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 3.1(a) hereof, Haulynx shall pay to the estate of the Employee or to the Employee, as the case may be, the Base Salary accrued under this Agreement prior to the Termination Date.  In the event of Employee’s employment is terminated as the result of a disability,Haulynx shall pay the Employee his Base Salary for the lesser of sixty (60) days after the date of which termination due to disability occurs or the earliest date Employee is eligible for long-term disability benefits under the Company’s Long Term Executive Disability Plan.

(b)Termination for Cause or at the Election of the Employee.  In the event that the Employee’s employment is terminated by Haulynx for Cause pursuant to Section 3.1(b) hereof or at the election of the Employee, Haulynx shall pay to the Employee the salary accrued under this Agreement through the last day of his actual employment by Haulynx.

(c)Termination at the Election of Haulynx without Cause or by Employee for Good Reason.  In the event that Haulynx terminates the Employee without Cause or the Employee elects to resign for Good Reason pursuant to Section 3.1(c) or (e) hereof, and subject to the Employee’s compliance with Articles IV and V of this Agreement and his execution of a release of claims in favor of the Company, the Company shall continue to pay the Employee the Base Salary he was earning at the time of termination through the first anniversary of the termination date. Additionally, Company shall pay the Employee’s COBRA payments for family benefits through the first anniversary of the termination date, or Employee’s acceptance of new employment that provides for health insurance. In the event that Employee returns to employment with Coyote Logistics, LLC, Coyote Logistics Holdings, LLC, or the parent, subsidiary, or affiliate company of either (collectively, “Coyote”) during the first anniversary of the termination date, regardless of salary, Employer shall have no obligation to continue paying Employee’s Base Salary or COBRA payments under this paragraph.

(d)Termination as the Result of Injunction or Other Legal Process.   In the event that Haulynx terminates Employee’s employment pursuant to Section 3.1(d) hereof, Employee agrees to use his best efforts to timely obtain alternative employment at a comparable salary.  In the event that Employee fails to secure alternative employment, Haulynx shall continue to pay the Employee the Base Salary designated herein and COBRA payments for family benefits

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for such period of time, not to exceed twelve (12) months, in which he is legally precluded from performing services for another motor carrier and/or freight brokerage service. In the event that Employee secures alternative employment but such alternative employment compensates Employee at less than the Base Salary herein, Employee shall provide Haulynx with evidence of the total compensation paid for such alternative employment, and Haulynx shall continue to pay the Employee the difference in the Base Salary designated herein and the compensation paid to Employee for such alternative employment for such period of time, not to exceed twelve (12) months, in which he is legally precluded from performing services for another motor carrier and/or freight brokerage service. In the event that Employee returns to employment with Coyote, regardless of salary, Employer shall have no obligation to continue paying Employee’s Base Salary or COBRA payments under this paragraph.

(e)Survival.  Notwithstanding termination of this Agreement as provided in this Article III hereof, the rights and obligations of the Employee, Haulynx, and the Company under Articles IV and V of this Agreement shall survive termination.

Section 3.3. Cooperation. The parties agree that certain matters in which the Employee will be involved during the Employment Term may necessitate the Employee's cooperation in the future. Accordingly, following the termination of the Employee's employment for any reason, to the extent reasonably requested by the Company or by Haulynx the Employee shall cooperate with the Company and/or Haulynx in connection with matters arising out of the Employee's service to Haulynx; provided that Haulynx shall make reasonable efforts to minimize disruption of the Employee's other activities.

ARTICLES IV

NONCOMPETITION AND NONSOLICITATION

Section 4.1.Covenant Not to Compete and Nonsolicitation Covenant.  As an inducement for the Company to enter into this Agreement, the Employee agrees to the following covenants (the “Restrictive Covenants”), whose terms are set forth below:

(a)Covenant Not to Compete.  The parties acknowledge that Employee is being hired to develop a freight brokerage service pursuant to a business model that is novel to the industry and that, in the role for which he was hired, Employee will be in a unique position to have access to the Company’s and Haulynx’s core strategies and intellectual property. During the Noncompete Term, as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any business providing freight transportation services through any brokerage, logistics, leasing, or other indirect arrangement (including the engagement of independent contractors) in the United States of America; nor shall the Employee be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services of any nature for, or provide advice or consultation to such business. Employee and Company agree that Haulynx is a freight brokerage service that provides as a compliance solution Electronic Log Devices (ELDs)  to small and medium-sized  truckload motor carriers and independent contractors and utilizes the

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electronic data provided by such ELDs to match carriers and shippers based on its unique ELD platform.

(b)Nonsolicitation Covenant.  During the Noncompete Term as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, (i)  whether for his own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by Haulynx or any of its affiliates from any person or entity that is or was a customer of Haulynx, the Company, or any of their affiliates during the Term of this Agreement or during the Noncompete Term; (ii) whether for his own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of Haulynx, the Company, or any of their affiliates or in any manner induce or attempt to induce any employee or independent contractor of Haulynx, the Company, or any of their affiliates to terminate their employment or contract with Haulynx, e Company or any such affiliates.

(c)Limited Exception.  Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit the ownership by the Employee of up to (but not more than) five percent (5%) of the publicly traded securities of any business specified in Section 4.1(a) or 4.1(b) above (but without otherwise participating in the activities of such business).

Section 4.2.Duration of Restrictive Covenants.  The restrictions contained in Section 4.1 shall apply to Employee from the date hereof to the later of: (i) the first anniversary of Employee’s termination pursuant to Section 3.1(b) or (c); or (ii) the first anniversary of Employee’s termination at the election of the Employee (the “Noncompete Term”).  The Noncompete Term shall be extended by the length of any period during which Employee is in breach of the terms of Section 4.1.

Section 4.3.Consideration for Restrictive Covenants.  In addition to the consideration to be received by the Employee during the Term of this Agreement and in exchange for the continuous performance of his obligations under Sections 4.1(a) and 4.1(b), upon expiration of the Term, upon Employee’s termination without Cause, the payment by the Company of the payments outlined in Section 3.2(c) shall be considered adequate consideration for the Restrictive Covenants.  In the event Employee is terminated for Cause pursuant to Section 3.1(b) or in the event Employee elects to terminate his employment, consideration received from the Effective Date of this Agreement shall be considered adequate for the Restrictive Covenants and Employee shall not be entitled to any additional consideration.  The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee’s agreement to the Restrictive Covenants.  The Employee further acknowledges that, given the nationwide character of the Company’s business, the Restrictive Covenants and their geographic area and duration are reasonable.

Section 4.4.Enforceability.  If any of the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

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Section 4.5.Specific Performance.  The Restrictive Covenants are necessary for the protection of the business and goodwill of Haulynx and the Company and are considered by the Employee to be reasonable to accomplish such purpose.  The Employee agrees and acknowledges that any breach of the Restrictive Covenants would cause Haulynx and/or the Company immediate, substantial and irreparable damage for which monetary damages will not be an adequate remedy.  In the event of any such breach, in addition to such other remedies which may be available in law, Haulynx and the Company shall have the right to seek specific performance, injunction, or any other equitable relief in any court having jurisdiction over such claim without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Agreement will not diminish Employee’s ability to earn a livelihood or create or impose on Employee any undue hardship.  If Haulynx or the Company initiates a proceeding to remedy an alleged breach under the Restrictive Covenants, the prevailing party shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1.Confidential Information. The Employee understands and acknowledges that during the Employment Term, he will have access to and learn about Confidential Information, as defined below.  The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by Haulynx) and shall continue during and after his employment by Haulynx until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

Section 5.2.Definition.  For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, databases, manuals, records, articles, systems, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, specifications, customer information, and customer lists of the Company and Haulynx or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company or to Haulynx in confidence.

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The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information includes information developed by him in the course of his employment by Haulynx as if Haulynx furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that, such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

Section 5.3.Company Creation and Use of Confidential Information.The Employee understands and acknowledges that the Company and Haulynx has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, developing its information technology, developing its operational, brokerage, and load planning platform, policies and procedures, creating a customer base, generating customer and potential customer lists, creating a motor carrier base, training its employees, and improving its offerings in the field of trucking and logistics. The Employee understands and acknowledges that as a result of these efforts, the Company and Haulynx have created, and continue to use and create Confidential Information. This Confidential Information provides the Company and Haulynx with a competitive advantage over others in the marketplace.

Section 5.4.Disclosure and Use Restrictions.  The Employee agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company or Haulynx) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company or Haulynx except as required in the performance of the Employee's authorized employment duties to Haulynxor with the prior consent of the Chief Executive Officer acting on behalf of the Company and/or Haulynx in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company or Haulynx, except as required in the performance of the Employee's authorized employment duties to Haulynx or with the prior consent of the Chief Executive Officer acting on behalf of the Company or Haulynx in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to the Corporate General Counsel.

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Section 5.5Duration of Obligations.  The Employee understands and acknowledges that his obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Employee first having access to such Confidential Information (whether before or after he begins employment by Haulynx) and shall continue during and after his employment by Haulynx until such time as such Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or breach by those acting in concert with the Employee or on the Employee's behalf.

ARTICLE VI

MISCELLANEOUS

Section 6.1.Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous commitments, agreements, and understanding between the parties with respect to such matters.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

Section 6.2. Amendments.   This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3.Successors.This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his rights hereunder (except by will or the laws of descent)  without the prior written consent of the Company and Haulynx and (b) the Company and Haulynx may not assign their rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld, provided, however, that the Company or Haulynx may assign this Agreement without the consent of the Employee in connection with any sale or reorganization of the Company or Haulynx.

Section 6.4.Publicity.The Employee hereby irrevocably consents to any and all uses and displays, by Enterprises, the Company, and Haulynx and their respective agents, representatives and licensees, of the Employee's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during or after the period of his employment by Haulynx, for all legitimate commercial and business purposes of the Company ("Permitted Uses") without further consent from or royalty, payment, or other compensation to the Employee. The Employee hereby forever waives and releases Enterprises, , the Company and Haulynxand their directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of his employment by the Company or Haulynx, arising directly or indirectly from Enterprises’, the Company's, and Haulynx’s, and their agents', representatives', and licensees', exercise of their rights in connection with any Permitted Uses.

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Section 6.5.Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

Section 6.6.Notice.    Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by deposit with a reputable overnight courier.  Such notice shall be deemed received on the date on which it is delivered, three (3) business days after deposit in the United States mail as set forth above, or the next business day after deposit with a reputable overnight courier.  For purposes of notice, the addresses of the parties shall be:

If to the Employee:Joel Gard

16180 Kingsport Road

Orland Park, Illinois 60467

If to the Company:U.S. Xpress, Inc.

4080 Jenkins Road

Chattanooga, TN 37421

Attention:  Corporate General Counsel

If to Haulynx:Haulynx Technologies, Inc.

4080 Jenkins Road

Chattanooga, TN  37421

Attention: Corporate General Counsel

Any party may change its address for notice by written notice given to the other party in accordance with Section 6.6.

Section 6.7.Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which counterparts when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

Section 6.8.Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.9.Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

Section 6.10.Construction.  The language contained in this Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any

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party.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Agreement in its entirety and not to any specific part hereof.

Section 6.11.Genders.  Any reference to the masculine gender shall be deemed to include feminine and neutral genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.12.Right to Offset.  Haulynx may exercise a right of offset at any time and from time to time against any amount payable under this Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.13.Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Employment and Noncompetition Agreement to be duly executed as of the date first set forth above.

THE EMPLOYEE:U.S. XPRESS, INC.

/s/Joel Gard________By: /s/ Eric Fuller_________________

Joel GardEric Fuller

Chief Executive Officer

HAULYNX TECHNOLOGIES, INC.

By: /s/Leigh Anne Battersby________

Leigh Anne Battersby

Secretary

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